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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


               We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 3, 2001, except as to Note 15, which is as of December 20, 2001 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of PLATO Learning, Inc., which is incorporated by reference in PLATO Learning, Inc.'s Annual Report on Form 10-K for the year ended October 31, 2001. We also consent to the incorporation by reference of our report dated December 3, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/  PricewaterhouseCoopers LLP

Minneapolis, Minnesota
May 2, 2002